UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

diaDexus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 10, 2014, diaDexus, Inc. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to a Laboratory Services Agreement (the “Service Agreement”) with GlaxoSmithKline LLC (“GSK”), with an effective date of April 24, 2014.  The Second Amendment expands the laboratory testing and related services the Company will provide to GSK under the Service Agreement and amends the potential payments to the Company for such services, from up to $3.1 million to up to $4.8 million. The Service Agreement terminates when services are completely delivered, and may be earlier terminated by either party, with or without cause, at any time, by GSK immediately upon written notice to the Company, or by the Company with 30 days written notice to GSK.

The Company is the successor to a company initially formed as a joint venture between GSK (formerly SmithKlineBeecham Corporation) and Incyte Pharmaceuticals, Inc. Upon formation, GSK granted former diaDexus, Inc. an exclusive license to certain diagnostic intellectual property. The Company continues to license intellectual property that is key to the Company’s business from GSK and is party to various license, collaboration and supply agreements with GSK. GSK is also a stockholder of the Company.

The foregoing is only a summary of the material terms of the Second Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Second Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014.  The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Second Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: September 11, 2014
	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Chief Financial Officer